Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-240013) on Form S-3 and Registration Statements (Nos. 333-197317, 333-175255, and 333-256081) on Form S-8 of Brookline Bancorp, Inc. of our report dated September 9, 2022 on the consolidated financial statements of PCSB Financial Corporation, which is included in this Current Report on Form 8-K/A.

/s/ Crowe LLP

Livingston, New Jersey

March 20, 2023